UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): February 22, 2012

American Oriental Bioengineering, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

001-32569	84-0605867
(Commission File Number)	(IRS Employer Identification No.)

Beijing Economic and Technology Development Zone

1 First Liangshuihe Street

E-town, Beijing 100176

People’s Republic of China

 (Address of principal executive offices and zip code)

011-86-451-8666-6601

(Registrant's telephone number including area code)

 (Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2012, the Board of Directors of American Oriental Bioengineering Inc. (the “Company”) approved the appointment of Mr. Yan Gao, age 40, as Chief Accounting Officer (“CAO”) of the Company.

Prior to being appointed as CAO on February 22, 2012, Mr. Gao was an in-house senior accountant for the Company on the financial reporting team, preparing draft reports and responsible for overseeing financial management matters. He joined the Company in 2006 as the Financial Controller for Guangxi Lingfeng Pharmaceutical Ltd., a wholly owned subsidiary of the Company, and served as the General Manager of the Company’s Finance Department in 2009, during which he was in charge of financial planning, cash flow management, internal control compliance, business consolidations and reporting. Mr. Gao graduated with a major in Accounting from Heilongjiang College with a professional certificate in 1994.

Mr. Gao has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which he has had, or will have, a direct or indirect material interest.

In addition, Mr. Yang Yang’s resignation from his position as Chief Marketing Officer of the Company was officially accepted by the Board.  Mr. Yang resigned on February 22, 2012 in order to pursue other personal interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ORIENTAL BIOENGINEERING, INC.
By: /s/ Tony Liu
Name: Tony Liu
Title: Chairman and Chief Executive Officer

Dated: February 28, 2012